U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

________________________________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2008

AMERICAN SECURITY RESOURCES CORPORATION
(Formerly Kahuna Network Security Inc.)
(Formerly Computer Automation Systems, Inc.)
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of
Incorporation or Organization)

000-27419	75-2749166
(Commission File Number)	(I.R.S. Employer Identification No.)

9601 Katy Freeway, Suite 220
Houston, Texas, 77024
(Address of principal executive offices including zip code)

713-465-1001
(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement

American Security Resources Corporation (“the Company” or “ARSC”) has entered into a funding agreement with St. George Fund, of Chicago, IL, in which St. George Fund (“St. George”) will provide $2,000,000 in working capital to American Security Resources Corporation through a series of convertible debentures over a period of 18 months. The funding agreement required the officers of the Company, Mr. Frank Neukomm, Chairman and CEO, and Mr. Robert Farr, President and COO, to personally guarantee the terms of the agreement and further to collateralize their personal holdings of the Company’s shares to complete the funding agreement for the Company with St. George. St. George also required the Company to increase the authorized share capitalization of the Company.

Item 5.01 Change of Control of Registrant

To affect the actions necessary to complete the funding agreements and to indemnify Mr. Neukomm and Mr. Farr, the Company’s Board of Directors unanimously approved the indenturing of the Company’s previously unissued Preferred stock as “Super Voting Convertible Preferred” and issued it to Mssrs. Neukomm and Farr. Each share of the Preferred carries voting rights equal to 500 shares of the Company’s $0.001 par value common stock. There are 1,000,000 shares of Super Voting Preferred which were issued to the Company’s officers pro rata based on the amount of shares that each officer encumbered for the Company’s benefit. The preferred shares are convertible at a ratio of 1:1 into the Company’s $0.001 par value common stock. The preferred has a par value of $0.001. The super voting rights expire when Neukomm and Farr are released from their obligations under the St. George agreements or when the preferred is converted.

The funding agreements were executed with St. George and effective at the same time. The first tranche of the funding was received on February 28, 2008.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

The Board of Directors unanimously requested that the preferred shareholders vote to amend the Company’s Articles of Incorporation to increase the authorized shares from 200,000,000 to 500,000,000. The preferred shareholders waived notice of meeting and proceeded to vote unanimously, 500,000,000 votes, to amend the Company’s Articles of Incorporation to increase the authorized shares to 500,000,000. The preferred shareholders also voted unanimously to create a class of “Series B” preferred, 1,000,000 shares were authorized, none of which is issued.

The Company filed the Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada. The change was recorded and effective on February 27, 2008.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SECURITY RESOURCES CORPORATION
Date: March 6, 2008	By: /s/ Frank Neukomm
Frank Neukomm, Chairman of the Board